 EX‑35.3

(logo) WELLS FARGO	Corporate Trust Services MAC R1204-010 9062 Old Annapolis Road Columbia, MD 21045 Tel: 410 884 2000 Fax: 410 715 2380

Deutsche Mortgage & Asset Receiving Cor p oration

60 Wall Street

New York, New York 10005

RE: Annual Statement of Compliance for COMM 2012-CCRE5 Commercial Mortgage

             Pass-Through Certificates, Series 2012-CCRE5

Per the Pooling and Servicing Agreement dated as of December 1, 2012 (the "Agreement"), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator ("Wells Fargo"), hereby certifies as follows as of and for the year ending December 31, 2014 (the "Reporting Period"):

(a) A review of Wells Fargo's activities during the Reporting Period and of its performance under the Agreement has been made under such officer's supervision; and

(b) To the best of such officer's knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

March 9, 2015

/s/  Brian Smith

BRIAN SMITH

Vice President

Wells Fargo Bank, N.A.